C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, January 29, 2008 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2007.

Summarized financial results for the quarter ended December 31 are as follows (dollars in thousands, except per share data):

	Three months ended December 31,			Twelve months ended December 31,
	2007	2006	% Change	2007	2006	% Change

Gross revenues	$1,952,022	$1,642,591	18.8%	$ 7,316,223	$6,556,194	11.6%
Gross profits	322,754	278,522	15.9%	1,243,778	1,082,544	14.9%
Operating income	132,873	110,375	20.4%	509,684	417,845	22.0%
Net income	85,254	71,827	18.7%	324,261	266,925	21.5%
Diluted EPS	$ 0.49	$ 0.41	19.5%	$ 1.86	$ 1.53	21.6%

Total Transportation gross profits increased 17.0 percent to $288.0 million in the fourth quarter of 2007 from $246.2 million in the fourth quarter of 2006. Our Transportation gross profit margin decreased to 17.7 percent in 2007 from 18.3 percent in 2006 due to gross profit margin declines in several of our transportation modes.

In our North American truck business, our volume growth approximated our gross profit growth of 16.4 percent in the fourth quarter of 2007. Our gross profit margins declined slightly. Inclusive of fuel, our truckload rates increased approximately 3 percent; excluding estimated impacts of fuel, rates decreased approximately 3 percent.

Our intermodal gross profit decrease of 4.3 percent in the fourth quarter was due to a decline in our gross profit margins, partially offset by an increase in volumes. Our gross profit margin decline was due to a change in our mix of business from higher-margin, transactional opportunities to more contractual intermodal business.

The increase of 24.4 percent in our ocean transportation gross profits in the fourth quarter of 2007 was driven by volume growth. Our air transportation gross profit growth of 64.6 percent in the fourth quarter of 2007 includes approximately $1.3 million of domestic air gross profits from our previously-disclosed acquisition of LXSI Services Inc. on July 13, 2007. Our international air business had significant volume growth in all regions, especially Asia.

Miscellaneous transportation gross profits consist primarily of transportation management fees and customs brokerage fees. The increase of 14.4 percent in the fourth quarter was driven by an increase in our transportation management business, offset by a decline in our customs business. Our customs brokerage gross profits declined due to a decrease in our fee per transaction, offset in part by an increase in our transaction volumes.

For the fourth quarter, Sourcing gross profits increased 5.9 percent to $23.1 million in 2007 from $21.8 million in 2006. We continued to have success growing our business with retailers and foodservice providers. Our gross profit margin declined primarily because of higher prices for certain commodities, related to weather and higher labor and fuel costs.

Our Information Services gross profits grew 10.9 percent in the fourth quarter of 2007. Our growth was driven primarily by volume growth in our core fuel card and cash advance services. In addition, our revenue per transaction was up slightly due to the price of fuel. With certain merchants our fee is based on a percentage of the sale amount. Approximately one-third of the growth was related to other services, such as fleet card and carrier compliance services.

For the fourth quarter, operating expenses increased 12.9 percent to $189.9 million in 2007 from $168.1 million in 2006. This was due to an increase of 11.9 percent in personnel expenses and an increase of 16.4 percent in selling, general and administrative expenses.

As a percentage of gross profits, total operating expenses decreased to 58.8 percent in the fourth quarter of 2007 from 60.4 percent in the fourth quarter of 2006. This decrease was due to a decline in personnel expenses as a percentage of gross profits from 46.4 percent to 44.8 percent, offset by a slight increase in our selling, general and administrative expenses as a percentage of gross profits. Expenses related to our restricted stock program and various other incentive plans are variable, based on growth in our earnings. Our slower earnings growth in the fourth quarter of 2007 compared to the fourth quarter of 2006 resulted in a decrease in expense related to some of these incentives plans. This contributed to our personnel expenses growing slower than our gross profits.

Our selling, general, and administrative expenses grew faster than our gross profits, due primarily to increases in our legal, travel, and occupancy expenses.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 29,000 customers through a network of 218 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 48,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2007 Earnings Conference Call

Tuesday, January 29, 2008 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 800-240-2134

Webcast replay available through February 11, 2008; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on February 1, 2008: 800-405-2236;

passcode: 11105696#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Gross Revenues:
Transportation	$ 1,622,533	$1,347,413	$ 5,971,784	$ 5,321,547
Sourcing	317,799	284,638	1,298,913	1,192,297
Information Services	11,690	10,540	45,526	42,350
Total gross revenues	1,952,022	1,642,591	7,316,223	6,556,194
Gross Profits:
Transportation
Truck	248,442	213,375	949,277	822,954
Intermodal	9,209	9,620	38,670	36,176
Ocean	11,924	9,587	43,530	37,150
Air	9,361	5,686	31,315	21,533
Miscellaneous	9,027	7,892	35,240	28,152
Total transportation	287,963	246,160	1,098,032	945,965
Sourcing	23,101	21,822	100,220	94,229
Information Services	11,690	10,540	45,526	42,350
Total gross profits	322,754	278,522	1,243,778	1,082,544

Operating costs and expenses:
Personnel expenses	144,486	129,146	567,986	515,947
Selling, general, and administrative expenses	45,395	39,001	166,108	148,752
Total operating expenses	189,881	168,147	734,094	664,699
Income from operations	132,873	110,375	509,684	417,845

Investment and other income	3,337	3,330	13,830	11,843

Income before provision for income taxes	136,210	113,705	523,514	429,688
Provision for income taxes	50,956	41,878	199,253	162,763
Net income	$ 85,254	$ 71,827	$ 324,261	$ 266,925

Net income per share (basic)	$ 0.50	$ 0.42	$ 1.90	$ 1.56
Net income per share (diluted)	$ 0.49	$ 0.41	$ 1.86	$ 1.53
Weighted average shares outstanding (basic)	169,591	170,555	170,493	170,888
Weighted average shares outstanding (diluted)	174,269	174,104	174,040	174,787

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	December 31, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$ 338,885	$ 348,592
Available-for-sale securities	115,842	124,767
Receivables, net	911,780	764,995
Other current assets	22,649	17,794
Total current assets	1,389,156	1,256,148

Property and equipment, net	101,665	82,071
Intangible and other assets	320,486	293,474
	$ 1,811,307	$ 1,631,693

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 618,195	$ 540,129
Accrued compensation	101,926	98,408
Other accrued expenses	37,498	48,412
Total current liabilities	757,619	686,949

Long term liabilities	11,439	1,022
Total liabilities	769,058	687,971

Total stockholders' investment	1,042,249	943,722
	$ 1,811,307	$ 1,631,693

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) (In thousands, except operational data)
	Twelve months ended December 31,

	2007	2006
Operating activities:
Net income	$ 324,261	$ 266,925
Stock-based compensation	38,002	47,292
Depreciation and amortization	27,366	23,932
Other non-cash expenses, net	199	(1,718)
Net changes in operating elements	(81,398)	6,946
Net cash provided by operating activities	308,430	343,377

Investing activities:
Net property additions	(43,713)	(41,543)
Cash paid for acquisitions	(22,220)	(39,724)
Purchases of available-for-sale securities	(204,020)	(119,864)
Sales/maturities of available-for-sale securities	214,299	118,838
Other assets, net	(68)	1,056
Net cash used for investing activities	(55,722)	(81,237)

Financing activities:
Net repurchases of common stock	(153,582)	(67,086)
Excess tax benefit from stock based compensation plans	16,667	12,078
Cash dividends	(125,183)	(90,837)
Net cash used for financing activities	(262,098)	(145,845)
Effect of exchange rates on cash	(317)	1,669

Net change in cash and cash equivalents	(9,707)	117,964
Cash and cash equivalents, beginning of period	348,592	230,628
Cash and cash equivalents, end of period	$ 338,885	$ 348,592

	As of December 31
	2007	2006
Operational Data:
Employees	7,332	6,768
Branches	218	214

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